Exhibit 99.1
News Release
Axalta Coating Systems 2001 Market Street Suite 3600 Philadelphia, PA 19103 USA	Contact Christopher Mecray D +1 215 255 7970 Christopher.Mecray@axalta.com

AXALTA CONCLUDES REVIEW OF STRATEGIC ALTERNATIVES
PHILADELPHIA, PA, March 31, 2020 - Axalta Coating Systems Ltd. (NYSE: AXTA), a leading global supplier of liquid and powder coatings, today announced that its Board of Directors has concluded its previously announced review of strategic alternatives.
“In light of the dislocation in global markets caused by the coronavirus pandemic, the Board unanimously determined that concluding the review of strategic alternatives is in the best interests of Axalta shareholders at this time,” said Mark Garrett, Axalta’s Chairman of the Board and Chair of its Strategic Review Committee. “This decision follows months of in-depth discussions with a number of interested parties. Although the process has concluded, our Board will continue to evaluate all opportunities to enhance shareholder value. I would like to thank Robert Bryant and the management team for their hard work in the review process and for the excellent job they are doing to navigate Axalta through a global crisis. I’d also like to thank our employees for their relentless commitment and outstanding contributions to Axalta’s success.”
Robert Bryant, Axalta’s President and CEO, commented, “Since announcing the strategic review in June, we have delivered three consecutive quarters of strong financial results, including robust operating profit and free cash flow for the full year 2019. This strong outcome was followed by an unprecedented decline in global markets in the current quarter.” Mr. Bryant continued, “As we announced recently, we have taken swift and decisive action to plan for and address the near-term impact on customer demand in certain areas of our business. This includes executing on adjustments to Axalta’s cost structure across the organization. We believe the actions we are taking, coupled with a strong balance sheet and ample liquidity, will enable us to emerge from this crisis in a position of strength. Our top priority is the health of our employees, customers and communities. We will continue to monitor the situation closely and take further action as appropriate.”
Summary of Strategic Review Process
The Board initiated a review of strategic alternatives to maximize shareholder value on June 19, 2019. To execute the strategic review, the Board engaged Evercore and Barclays as financial advisors as well as Morrison & Foerster and Cravath, Swaine & Moore as legal advisors. The Board also formed a Strategic Review Committee, chaired by Mark Garrett and comprised of a majority of independent directors, to oversee the review process. Over the course of the nine-month review, Axalta’s Board, led by its Strategic Review Committee, explored multiple alternatives to maximize shareholder value, including a comprehensive sale process for the Company, as well as a concurrent evaluation of Axalta’s operating strategies, core underlying businesses and standalone value creation potential. Axalta and its representatives communicated with over 50 participants, including companies in the coatings, chemical and industrial sectors as well as financial sponsors throughout the U.S., Europe, and Asia regarding a potential sale of the Company or components of its business. Axalta signed non-disclosure agreements with 18 potential purchasers to facilitate due diligence.
After having extensively evaluated these various alternatives, the Board determined in consultation with financial and legal advisers that at this time the ongoing execution of the Company’s strategic plan is the best alternative to maximize value for Axalta’s shareholders.
Cautionary Statement Concerning Forward-Looking Statements
This release may contain certain forward-looking statements regarding Axalta, including those relating to Axalta’s strategic plan. Forward-looking statements are based on management’s expectations as well as estimates and assumptions prepared by management that, although they believe to be reasonable, are inherently uncertain. These statements may involve risks and uncertainties, including, but not limited to, our ability to execute on our strategic plan. Information on potential factors that could affect Axalta's future results is available in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" section within Axalta's most recent annual report on Form 10-K, and in other documents that we have filed with, or furnished to, the U.S. Securities and Exchange Commission. Axalta undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

About Axalta
Axalta is a leading global company focused solely on coatings and providing customers with innovative, colorful, beautiful and sustainable solutions. From light OEM vehicles, commercial vehicles and refinish applications to electric motors, buildings and pipelines, our coatings are designed to prevent corrosion, increase productivity and enable the materials we coat to last longer. With more than 150 years of experience in the coatings industry, the approximately 14,000 people of Axalta continue to find ways to serve our more than 100,000 customers in 130 countries better every day with the finest coatings, application systems and technology. For more information, visit axalta.com and follow us @Axalta on Twitter and on LinkedIn.

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